EXHIBIT 10.2

Operations Committee Charter

August 11, 2016

Membership

The Operations Committee shall consist of at least one director at any time that the board of directors determines the Committee is needed to assist the Company with certain of its operations where such operational depth is not yet developed. Each of the members must be determined by the board of directors to be (i) independent in accordance with applicable NYSE AMEX listing standards and the rules of the Securities and Exchange Commission and (ii) possess the applicable expertise to assist the Company with its current operational needs. The term of a director’s membership on the Operations Committee shall be determined by the board of directors at the time of a director’s initial appointment, except that such membership may be extended or terminated by the board of directors at any time.

Purpose

The Company is a development stage company that has yet to fully develop it management depth; therefore, the Company has established this Operations Committee in order to utilize the talent of its members of the board of directors on a temporary basis for various short term Company projects. The Operations Committee shall be an “as needed” committee. The Operations Committee shall assist the board of directors and the Company’s management by providing general assistance relating to the applicable needs of the Company during the time the board of directors activates the committee. The Operations Committee may be activated and deactivated at any time by the board of directors.

Duties and Responsibilities

The Operations Committee member(s) shall work directly with the Chief Executive Officer and shall have the responsibility to:

1.

Review and discuss certain corporate goals and objectives of the Company where the Company has yet to develop adequate personnel depth.

2.

Evaluate and set a plan of action to accomplish such corporate goals and objectives and utilize their respective talents to assist the Company in meeting such corporate goals and objectives by active participation in the plan of action.

3.

Present to the board of directors for its approval a Statement of Operations Committee Work, which shall contain a plan of action, and which shall be approved by a majority of the board of directors and a majority of the independent directors.

Meetings

The Operations Committee shall meet at such times as it deems necessary to fulfill its responsibilities. The Operations Committee shall make regular reports to the board of directors while it is activated.

Compensation of Committee Members

The Operations Committee members shall be entitled to compensation for their work on the Operations Committee which shall be in addition to the compensation received for serving as a member of the board of directors, as shall be set forth on the Statement of Operations Committee Work. No Committee member shall receive as compensation from the Company for service on this Committee any amount in excess of $120,000 during any period of 12 consecutive months.

As amended by the Board of Directors on August 11, 2016